Exhibit 99.1

Envision Healthcare to be Acquired by KKR for $46.00 Per Share in All-Cash Transaction

Sale Follows Comprehensive Review of Strategic Alternatives

32% Premium to VWAP from Announcement of Review of Strategic Alternatives

Represents Enterprise Value of $9.9 Billion

NASHVILLE, TN – June 11, 2018 – Envision Healthcare Corporation (“Envision” or the “Company”) (NYSE: EVHC) today announced it has entered into a definitive agreement to be acquired by global investment firm KKR in an all-cash transaction for approximately $9.9 billion, including the assumption or repayment of debt. Under the terms of the agreement, which has been unanimously approved by Envision’s Board of Directors (the “Board”), KKR will acquire all of the outstanding shares of Envision’s common stock for $46.00 per share in cash, representing a 32% premium to Envision’s volume-weighted average share price (VWAP) from November 1, 2017, the day immediately following the Company’s first announcement that it was reviewing strategic alternatives. The transaction price represents a multiple of 10.9x trailing 12 months Adjusted EBITDA and 10.1x 2018 anticipated Adjusted EBITDA.1

The agreement represents the culmination of the Board’s comprehensive review of strategic alternatives to enhance shareholder value. During the last seven months, the Board, with the assistance of three independent financial advisors and legal counsel, examined a full range of options to generate shareholder value, including capital structure alternatives, potential acquisitions, portfolio optimization, a potential sale of the whole company, and continued operation as a standalone business. The Board oversaw an extensive process that involved outreach to 25 potential buyers, including financial sponsors and strategic entities, and invited proposals for all or parts of the business. After consideration of the opportunities, risks and uncertainties facing the Company and the broader sector, as well as the alternatives available to the Company, the Board determined that the KKR proposal presented the best opportunity to maximize value for shareholders.

James D. Shelton, Envision’s Lead Independent Director, commented, “After conducting a robust review of the business and competitive landscape, the Company’s opportunities and challenges, and the strategic and financial alternatives available to the Company, the Board unanimously believes that this transaction will deliver the most value to Envision’s shareholders.”

Christopher A. Holden, Envision’s President, Chief Executive Officer and Director, added, “Envision’s leadership team – including both the Board and management – have been singularly focused on driving value for our shareholders and have taken decisive action in furtherance of that goal, including the implementation of a comprehensive operational improvement plan and a robust review of strategic alternatives. Today’s announcement reflects the extensive efforts by our team to explore all opportunities to deliver value for our shareholders.”

[1]	As of 3/31/2018. 2018E EBITDA multiple based on midpoint of Company guidance

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Envision Healthcare to be Acquired by KKR for $46.00 Per Share in All-Cash Transaction

June 11, 2018

“Envision is a leading provider of physician-led services in a health care system in which physician-patient interactions have a pronounced impact on nearly all health care decisions. Envision has a very strong reputation for delivering high-quality, patient-focused care through its network of 25,000 clinical professionals at thousands of hospitals, surgery centers and alternate sites of care across the country,” said Jim Momtazee, Head of KKR’s Health Care investment team. “We are excited to partner with the outstanding team led by Chris Holden to help build upon the strong foundation in place and accelerate Envision’s growth going forward.”

The completion of the transaction, which is targeted for the fourth quarter of 2018, is subject to customary closing conditions and regulatory approvals. Envision intends to present the proposed transaction to its shareholders for approval at the Company’s 2018 Annual Meeting, which will be scheduled as soon as practicable following the filing and review of proxy materials. The Company intends to hold its Annual Meeting no later than October 1, 2018. Upon the completion of the transaction, Envision will become a private company, and its common stock will no longer be traded on the New York Stock Exchange.

KKR will be making the investment primarily from its KKR Americas Fund XII.

J.P. Morgan Securities LLC, Evercore and Guggenheim Securities LLC are serving as financial advisors and Wachtell, Lipton, Rosen & Katz and Bass, Berry & Sims are serving as legal counsel to Envision. Simpson Thacher & Bartlett LLP is acting as legal counsel to KKR. Fully committed debt financing for the transaction will be provided by Citigroup Global Markets, Credit Suisse, Morgan Stanley, Barclays, Goldman Sachs, Jefferies, UBS Investment Bank, RBC Capital Markets, HSBC, Mizuho, and KKR Capital Markets.

About Envision Healthcare Corporation

Envision Healthcare Corporation is a leading provider of physician-led services and post-acute care, and ambulatory surgery services. At March 31, 2018, we delivered physician services, primarily in the areas of emergency department and hospitalist services, anesthesiology services, radiology/tele-radiology services, and children’s services to more than 1,800 clinical departments in healthcare facilities in 45 states and the District of Columbia. Post-acute care is delivered through an array of clinical professionals and integrated technologies which, when combined, contribute to efficient and effective population health management strategies. The Company owns and operates 261 surgery centers and one surgical hospital in 35 states and the District of Columbia, with medical specialties ranging from gastroenterology to ophthalmology and orthopedics. In total, the Company offers a differentiated suite of clinical solutions on a national scale, creating value for health systems, payors, providers and patients. For additional information, visit www.evhc.net.

About KKR

KKR is a leading global investment firm that manages multiple alternative asset classes, including private equity, growth equity, energy, infrastructure, real estate and credit, with strategic manager partnerships that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. L.P. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

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Envision Healthcare to be Acquired by KKR for $46.00 Per Share in All-Cash Transaction

June 11, 2018

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving the Company. In connection with the proposed merger, the Company will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s proxy statement on Schedule 14A and accompanying definitive WHITE proxy card (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed merger. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, http://www.sec.gov, and the Company’s website, www.evhc.net.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Company common stock in respect of the proposed transaction. Information about the directors and executive officers of the Company is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 1, 2018, as amended by the Company’s Annual Report on Form 10-K/A filed with the SEC on April 30, 2018. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction.

Forward-Looking Statements

Certain statements and information in this communication may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to the proposed transaction, the Company’s financial and operating objectives, plans and strategies, industry trends, and all statements (other than statements of historical fact) that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate. Any forward-looking statements in this communication are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance. Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties, including: (i) risks and uncertainties discussed in the reports and other documents that the Company files with the SEC; (ii) risks related to the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (iii) the failure to obtain Company stockholder approval of the transaction or required regulatory approvals or the failure to satisfy any of the other conditions to the completion of the transaction; (iv) the effect of the announcement of the transaction on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers, partners and others with whom it does business, or on its operating results and businesses generally; (v) risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; (vi) the ability to meet expectations regarding the

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Envision Healthcare to be Acquired by KKR for $46.00 Per Share in All-Cash Transaction

June 11, 2018

timing and completion of the transaction; (vii) general economic, market, or business conditions; (viii) the impact of legislative or regulatory changes, such as changes to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010; (ix) changes in governmental reimbursement programs; (x) decreases in revenue and profit margin under fee-for-service contracts due to changes in volume, payor mix and reimbursement rates; (xi) the loss of existing contracts; and (xii) other circumstances beyond the Company’s control.

CONTACTS

Envision:

Envision Healthcare Corporation

Bob Kneeley, 303-495-1245

Vice President, Investor Relations

bob.kneeley@evhc.net

or

Jared Levy / Jacob Crows / Warren Rizzi

Sard Verbinnen & Co

(212) 687-8080

Envision-SVC@sardverb.com

KKR:

Kristi Huller / Cara Major

(212) 750-8300

media@kkr.com

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